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                                    EXHIBIT 2


                                              CONTACT:
                                              Noel M. Byczek
                                              Director, Corporate Communications
                                              (619) 455-2877


FOR IMMEDIATE RELEASE


                   HOUGHTEN PHARMACEUTICALS TO CHANGE NAME TO
                             TREGA BIOSCIENCES, INC.
               The Company Will Trade Under The Nasdaq Symbol TRGA


SAN DIEGO, Calif., -- April 15, 1997 -- Houghten Pharmaceuticals, Inc. (HPI) (Nasdaq:HPIP) today announced that effective May 1, 1997 the company will undergo a name change to Trega Biosciences, Inc. (tray-ga) and it will trade on the Nasdaq Stock Market under the symbol TRGA. The company will also re-launch its corporate web site at http:\\www.trega.com.

"Our name change represents our continuing transition from a single-technology company into a drug discovery organization with greater technology depth," stated Robert S. Whitehead, HPI's president and chief executive officer. "Our new name and symbol represent the ideal combination of technology, people and partnerships, and will better suit us as we continue working to become a fully integrated resource for accelerated discovery of potential human pharmaceuticals."

HPI (soon to be Trega Biosciences) is a drug discovery company, utilizing combinatorial chemistry and other technologies to pursue the discovery of novel, small-molecule drug therapies. The company leverages its technology platform by entering into pharmaceutical alliances, enabling partners to access HPI's technologies in exchange for licensing fees and potential milestone payments and royalties, or by establishing joint-discovery alliances with biotechnology companies. HPI also uses its drug discovery technologies in its internal development programs. HP 228, the company's lead compound, is in Phase II trials for the treatment of inflammatory and metabolic diseases.


                                   -- more --


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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including whether any proposed product can be successfully formulated, scaled-up, developed and commercialized, whether regulatory approvals can be obtained, the impact of competitive products and pricing, whether any corporate collaborations or alliances will be successful, and other risks detailed from time to time in HPI's Securities and Exchange Commission
(SEC) filings. These forward-looking statements represent HPI's judgment as of the date of this release. Actual results may differ materially from those projected. HPI disclaims, however, any intent or obligation to update these forward-looking statements.


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HPI's releases are on the World Wide Web at http://www.houghten.com and PR
Newswire's fax-on-demand service at 1-800-758-5804, extension 374050.


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